Exhibit j.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of The MainStay Funds and MainStay Funds Trust:

We consent to the use of our report dated December 23, 2015, with respect to the financial statements of the MainStay High Yield Corporate Bond Fund (a series of The MainStay Funds), as of October 31, 2015, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights,” “Agreement and Plan of Reorganization,” and “Financial Highlights of the Acquiring Fund” in the Combined Information Statement/Prospectus and under the heading “Pro Forma Financial Information” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 7, 2016